                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                    AVIRON RECEIVES COMPLETE RESPONSE LETTER

                     FOLLOWING FDA REVIEW OF FLUMIST(TM) BLA

MOUNTAIN VIEW, CA -SEPTEMBER 3, 2001- Aviron (Nasdaq:AVIR) today announced the receipt of a complete response letter on August 31, 2001 from the U.S. Food and Drug Administration (FDA) relating to its Biologics License Application (BLA) submitted on October 31, 2000 for licensure of FLUMIST(TM) . The Company is seeking marketing approval of FLUMIST(TM) for the prevention of influenza in healthy children and healthy adults.

In the complete response letter, the FDA requested additional information and clarification regarding clinical and manufacturing data from the Company in support of licensure of the product.

The Company will communicate with the FDA to clarify the FDA's requests in order to establish a timeline for the submission of a response. The Company is optimistic that it will be able to respond to the FDA's requests without conducting additional clinical trials. After receiving the Company's response, the FDA will establish a time period for review.

"This formal response to our BLA outlines the areas in which we will need to work with the FDA in order to secure licensure of FLUMIST(TM)," said Boyd Clarke, Aviron chairman and chief executive officer. "We look forward to working closely with the FDA in order to fully respond to their requests."

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

This press release contains forward-looking statements. These statements, which reflect management's current beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the risk that the FDA will determine that the Company needs to conduct additional clinical trials and/or provide additional data in order to obtain licensure, determine that the Company's manufacturing facilities are not adequate or otherwise determine that the Company's license application for FLUMISTTM is incomplete or inadequate to approve the product for marketing to one or more target populations, and other business risks identified in the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 and other quarterly filings.

                                     -more-

Additional information about the company, including recent press releases, can be located at http://www.aviron.com.

For information, please contact:

Media:       John Bluth, Aviron                       650-919-3716
             Ben Butkus, Fleishman-Hillard            212-453-2000


Investors:   John Bluth, Aviron                       650-919-3716
             Fred Kurland, Aviron                     650-919-6666



                                      # # #